Exhibit 99.1

For Immediate Release

November 18, 2009

Media Relations Contacts:

Andrew Shane

andrew.shane@idearc.com

(972)453-6473

Investor Relations Contact:

Cliff Wilson

(972) 453-6188

cliff.wilson@idearc.com

Idearc Enters into Court Approved Standby Equity Purchase Facility with Paulson & Co. Inc.

DALLAS - Idearc Inc. (IDARQ.PK) today announced that it has entered into a standby equity purchase arrangement with certain funds and accounts managed by Paulson & Co. Inc. (“Paulson”), pursuant to the authorization of the United States Bankruptcy Court for the Northern District of Texas in Idearc’s pending Chapter 11 proceedings.  Under the standby purchase arrangement, each holder of Class 3 and Class 4 claims under Idearc’s proposed plan of reorganization will have the right to elect, in its sole discretion, to receive cash in lieu of shares of new Idearc common stock upon the effectiveness of the plan of reorganization.

The cash to fund the elections by claim holders will be provided by Paulson’s purchase from reorganized Idearc of the number of shares of new common stock that otherwise would have been distributed to electing claim holders.  The amount of cash to be received would be an amount per share implied by a valuation for all of the equity of reorganized Idearc of at least $260 million.  Under the standby purchase agreement, the amount of new common stock that Paulson can acquire is limited so that Paulson cannot beneficially own more than 45 percent of the outstanding new Idearc common stock as of the effective date of the reorganization.

As part of the standby equity purchase arrangement, Paulson and Idearc have agreed on corporate governance measures described in the documents included in the order entered by the Bankruptcy Court, including Paulson being granted the right to nominate one director to serve on the Board of Directors of Idearc, and Paulson’s beneficial ownership of common stock being limited to 45 percent of the issued and outstanding stock of Idearc.

The obligations of Paulson and Idearc to consummate the transactions are subject to conditions set forth in the purchase agreement Idearc filed with the Bankruptcy Court.

As previously reported, Idearc expects to emerge from its reorganization process with an appropriate capital structure to support its future strategic business plans and objectives. Under its proposed plan of reorganization, the Company’s total debt will be reduced from approximately $9 billion to approximately $2.75 billion of secured bank debt, with the Company’s current bank debt holders, bond holders and certain other creditors receiving new common stock of reorganized Idearc.  The proposed plan of reorganization provides that upon emergence from Chapter 11, the Company will have a cash balance of approximately $150 million.

The proposed plan of reorganization provides that the current holders of Idearc’s common stock will not receive any distributions following emergence and their equity interests will be cancelled and have no value once the Plan becomes effective.

More information about Idearc’s restructuring is available at www.idearc.com/restructuring.

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Forward-Looking Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include the words “believe,” “will,” “would,” “propose,” “anticipate,” “foresee,” and similar expressions identify forward-looking statements. Idearc cautions you not to place undue reliance on these forward-looking statements. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:(i) the risk that the conditions to the standby purchase agreement are not met and the transactions contemplated thereby are not consummated; (ii)  the risk that Idearc’s pending bankruptcy disrupts current plans and operations; (iii) risks that Idearc’s business could suffer from the loss of key customers, suppliers, or personnel during the pendency of the bankruptcy cases;(iv) risks that Idearc’s plan of reorganization fails to obtain the requisite approval from the claim holders entitled to vote on the plan; (v) risks that Idearc will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases; and (vi) the risk that the bankruptcy court rejects Idearc’s plan of reorganization. For a discussion of these and other risks and uncertainties, including the risks associated with Idearc’s pending bankruptcy proceedings generally, see Idearc’s periodic filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Idearc’s subsequent Quarterly Reports on Form 10-Q.

About Idearc Inc.

Idearc Inc. (IDARQ.PK) delivers products on multiple platforms to help consumers find the information they want, wherever they are. Idearc’s multi-platform of advertising solutions includes, but is not limited to, Idearc®, Idearc Media®, the Idearc logo, the Idearc Media logo, Verizon® Yellow Pages, Verizon® White Pages, Verizon® Yellow Pages Companion Directories, FairPoint® Yellow Pages, FairPoint® Yellow Pages Companion Directories, Superpages®, Superpages.com®, Switchboard®, Switchboard.com™, LocalSearch.comSM, Superpages MobileSM, Superpages Direct™, Superpages Direct Exclusive Mailer™, SuperGuaranteeSM, and SuperTradeExchange.comTM.  For more information, visit www.idearc.com.

IDAR-G